Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE	For more information contact:
August 4, 2014	Susan Knight, Chief Financial Officer
(952) 937-4000

MTS REPORTS FISCAL 2014 THIRD QUARTER FINANCIAL RESULTS

➢	Orders posted double-digit growth of 15 percent to $150 million, driven by increases in both Test and Sensors businesses

➢	Continued momentum in orders growth resulted in record $310 million ending backlog to support future revenue growth

➢	Revenues increased 8 percent to $145 million and included growth in both businesses

➢	EPS increased 28 percent to $0.92, including a $0.07 negative impact from restructuring charges

➢	Full-year guidance ranges adjusted downward due to higher Test costs and continued shift in backlog conversion timing to fiscal 2015

Eden Prairie, Minn., August 4, 2014 – MTS Systems Corporation (NASDAQ: MTSC), a leading global supplier of high-performance test systems and position sensors, today reported fiscal 2014 third quarter financial results.

“We are very pleased with this quarter’s strong 15 percent increase in orders, 8 percent growth in revenue and 28 percent rise in GAAP earnings per share,” said Dr. Jeffrey Graves, President and Chief Executive Officer of MTS Systems. “We continue to see growing global demand for our technologies in both the Test and Sensors businesses, which has driven year-to-date orders growth of 11 percent, and a record backlog.

“The Test business experienced strong order growth in both products and services this quarter, with increases of 18 percent and 10 percent, respectively,” continued Dr. Graves. “In Test, we are seeing strong order volume in the ground vehicles segment, with orders up 24 percent. In this market, customers are investing heavily in next-generation vehicle technologies that reduce CO2 emissions and improve vehicle ride and handling.

“The Sensors business delivered a strong 8 percent growth in orders in the face of a challenging year-over-year comparison, representing the fourth consecutive quarter of solid increases. In Sensors, Europe and Asia led the way this quarter, with the Americas being relatively flat given a strong prior year performance. In Asia, orders in China are accelerating rapidly and we continue to gain meaningful traction in both industrial and mobile hydraulic applications,” continued Dr. Graves. “The combined order growth of both Test and Sensors provides MTS with a record backlog of $310 million, and positions the Company well for future growth as we look through our fiscal fourth quarter and into fiscal 2015.”

MTS News Release

Third Quarter Results

Orders were $149.6 million, up 15 percent compared to the fiscal 2013 third quarter. Test orders increased 17 percent. Product order growth of 18 percent was driven by ground vehicle and structures orders in Asia, while the service order growth of 10 percent was driven by new service contracts. There were two large Test orders (>$5 million) in the quarter totaling $12.7 million compared to one large Test order of $6.0 million in the same period last year. Sensors orders growth of 8 percent reflects continued momentum in both the industrial and mobile hydraulic applications, which grew 6 and 18 percent, respectively. Backlog at the end of the quarter was a record high $310 million, up 10 percent compared to the prior year.

Revenue was $145.5 million, a $10.4 million increase compared to the prior year, driven by 11 percent growth in Sensors and 7 percent growth in Test from strong third quarter orders and higher beginning of period backlog.

As previously communicated, as a result of productivity benefits from investments in Test business processes, MTS initiated workforce and other cost-reduction actions that have resulted in restructuring charges year-to-date in fiscal 2014. The third quarter included a pre-tax restructuring charge for severance and related costs of $1.5 million, or $0.07 per share, bringing the total year-to-date pre-tax restructuring charge to $6.3 million. The restructuring charge in the third quarter impacted gross margin by $0.6 million and operating expenses by $0.9 million.

Excluding the restructuring charge, gross profit increased $3.7 million compared to the prior year primarily from higher Test revenue. The gross profit rate decreased 0.4 percentage points as a result of unfavorable product mix in Sensors, driven by strong sales improvement in certain industrial and mobile hydraulic markets which have lower margins, partially offset by leverage from higher volume in Test. Operating expenses increased $1.2 million but, at 27 percent of revenue, were within our normal expected range of 27 to 29 percent. The increase primarily resulted from $1.5 million of higher sales commissions and investments in the Test selling organization to drive future growth. Income from operations was up $2.5 million compared to the prior year. The tax rate for the quarter decreased to 18.5 percent from 31.2 percent due to R&D tax credits of $2.6 million or $0.17 per share. Earnings per share increased 14 percent to $0.82, excluding the $0.07 impact from the restructuring charges and $0.17 R&D tax credits. See “Non-GAAP Financial Measures” below for further information.

Including the restructuring charge, gross profit of $57.7 million was up 6 percent compared to the prior year and the gross margin rate was 39.7 percent. Income from operations totaled $17.4 million, up 6 percent compared to the prior year. Earnings per share were $0.92 on a GAAP basis, compared to $0.72 per share in the prior year.

“As we have discussed previously, revenues and earnings in the short term continue to be impacted by product mix in our Test business. Currently, our Test product mix has a higher percentage of custom, engineered-to-order projects than is typical. In addition to putting a strain on available engineering resources, custom work puts downward pressure on our gross margins. However, these custom projects provide many long-term benefits including delivering innovations that our customers have come to rely upon from MTS and setting new testing standards in our global markets. They also help us further strengthen our existing long-term customer relationships, as well as form the basis for new customer relationships.

“While our orders and revenue in the third quarter were strong, reflecting the compelling value of our technology offerings in the markets we serve, we were disappointed that our Test direct costs were higher than expected. In the quarter, we experienced higher overtime, rework, and other organizational inefficiencies associated with scaling our business operations to convert the record level of backlog. We are aggressively working to improve our product and service flow through organizational restructuring and business process improvements, however we are expecting this higher cost level to continue in the near term,” continued Dr. Graves.

MTS News Release

Uses of Cash

Cash and cash equivalents at the end of the third quarter totaled $56.6 million, compared to $43.7 million at the end of the second quarter of fiscal 2014 with operating activities generating cash of $24.9 million. During the third quarter, the Company paid $4.5 million in dividends to shareholders, used $7.4 million to purchase approximately 110,000 shares of its common stock and invested $5.5 million in capital expenditures. Also, as previously announced, we paid $14.7 million to acquire Roehrig Engineering, Inc. Borrowings against the line of credit increased $20 million.

Outlook

Dr. Graves concluded by saying, “Given our current assessment of the custom order portion of Test backlog conversion and the estimated higher direct costs in the fourth quarter, we expect revenue for the year to be $570 to $580 million and earnings per share, excluding the restructuring charge, to be $3.20 to $3.35 per share. We believe that the Company’s overall performance metrics, including gross margin expansion, will improve going forward as our custom mix normalizes and as we scale our operational processes and capacity to accommodate today’s record order rates. These actions as well as our continued strong order performance in both the Test and Sensors businesses – our record backlog combined with our near-record high Test opportunity pipeline of potential new orders of $891 million – position us well for accelerated growth as we move into fiscal 2015.”

Non-GAAP Financial Measures

We believe that disclosing earnings per share excluding the impact from the restructuring charge and the R&D tax credit is useful to investors as a measure of operating performance. We use this as one measure to monitor and evaluate operating performance. Earnings per share excluding these items is a financial measure that does not reflect generally accepted accounting principles (GAAP). We calculate this measure by adding back the after-tax effect of the restructuring charges to net income, subtracting the benefit from the R&D tax credit, and dividing the result by the weighted average shares outstanding. Investors should consider this non-GAAP financial measure in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. A reconciliation of the components of this measure to the most directly comparable GAAP financial measure is included in Exhibit B to this release.

Third Quarter Conference Call

A conference call will be held on August 5, 2014, at 10 a.m. ET (9 a.m. CT). Call +1-719-325-2420 (Toll Free: +1-888-329-8877); and reference the conference pass code “3727600”. Telephone replay will be available until 12 p.m. CT, August 12, 2014. Call +1-719-457-0820 (Toll Free: +1-888-203-1112); and reference the conference pass code “3727600”.

A transcript of the call can also be accessed from the MTS website at http://www.mts.com/en/investor/index.htm. It will be available on or about August 7, 2014.

About MTS Systems Corporation

MTS Systems Corporation’s testing hardware, software and services solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,299 employees at September 28, 2013 and revenue of $569 million for the fiscal year ended September 28, 2013. Additional information on MTS can be found at www.mts.com.

MTS News Release

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading “Outlook” are forward-looking statements, and words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions identify forward-looking statements in other parts of the release.

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: government contracting; the Company’s significant international business including but not limited to currency value fluctuations, difficulty enforcing agreements and collecting receivables, import and export matters, higher danger of terrorist activity, difficulty in staffing and compliance with laws; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business because the Company’s long-term success depends on its ability to expand its business through new product development, mergers and acquisitions, geographic expansion and service offerings, all of which are subject to inherent risks including but not limited to market demand, market acceptance of products and the ability to advance technology; costs related to development and manufacture of first-of-its-kind products; difficulties obtaining the services of skilled employees; the implementation of business process changes and associated restructuring of the Test business; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability claims and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the irregularity and development of sales, delivery and acceptance cycle for the Company’s products; the Company’s customers are in cyclical industries; interest rate fluctuations; the Company may be required to recognize impairment charges for long-lived assets; and cost, reputational and other risks associated with disclosing use of conflict minerals. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MTS News Release

 MTS SYSTEMS CORPORATION

 Consolidated Statements of Income

 (unaudited - in thousands, except per share data)

	Three Fiscal Months Ended		Nine Fiscal Months Ended
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013
Revenue	$145,471	$135,059	$421,224	$414,644
Cost of sales	87,776	80,463	253,456	249,541
Gross profit	57,695	54,596	167,768	165,103
Gross margin	39.7%	40.4%	39.8%	39.8%

Operating expenses:
Selling, general and administrative	34,028	31,957	105,106	96,144
Research and development	6,269	6,211	18,763	16,851
Total operating expenses	40,297	38,168	123,869	112,995

Income from operations	17,398	16,428	43,899	52,108
Operating margin	12.0%	12.2%	10.4%	12.6%

Interest expense, net	(146)	(50)	(511)	(194)
Other (expense) income, net	(59)	405	(562)	(97)

Income before income taxes	17,193	16,783	42,826	51,817
Provision for income taxes	3,049	5,236	11,758	15,426
Net income	$14,144	$11,547	$31,068	$36,391

Earnings per share:
Basic-
Earnings per share	$0.94	$0.73	$2.04	$2.32
Weighted average number of common shares outstanding - basic	15,117	15,733	15,238	15,708

Diluted-
Earnings per share	$0.92	$0.72	$2.01	$2.29
Weighted average number of common shares outstanding - diluted	15,294	15,945	15,422	15,906

MTS News Release

 MTS SYSTEMS CORPORATION

 Condensed Consolidated Balance Sheets

 (unaudited - in thousands, except per share data)

	June 28,	September 28,
	2014	2013
ASSETS

Current Assets:
Cash and cash equivalents	$56,605	$48,333
Accounts receivable, net	111,138	102,860
Unbilled accounts receivable	68,231	75,988
Inventories	82,222	77,989
Other current assets	25,415	24,093
Total current assets	343,611	329,263

Property and equipment, net	83,070	78,399

Goodwill	33,289	16,624
Intangibles, net	16,716	19,656
Other assets	6,143	7,335
Total Assets	$482,829	$451,277

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Short-term borrowings	$65,000	$35,000
Accounts payable	25,146	29,816
Advance payments from customers	51,031	44,929
Other accrued liabilities	65,089	64,418
Total current liabilities	206,266	174,163

Other long-term liabilities	23,682	20,577
Total Liabilities	229,948	194,740

Shareholders’ Investment:
Common stock, $0.25 par; 64,000 shares authorized:
15,080 and 15,408 shares issued and outstanding as
of June 28, 2014 and September 28, 2013, respectively	3,770	3,852
Retained earnings	236,016	240,348
Accumulated other comprehensive income	13,095	12,337
Total shareholders’ investment	252,881	256,537
Total Liabilities and Shareholders’ Investment	$482,829	$451,277

MTS News Release

Exhibit A

MTS SYSTEMS CORPORATION

Segment Financial Information

(unaudited - in thousands)

	Three Fiscal Months Ended
	June 28,	June 29,
Test Segment	2014	2013	% Variance

Orders	$122,804	$105,400	17%

Revenue	$118,194	$110,378	7%
Cost of sales	75,425	70,260	7%
Gross profit	42,769	40,118	7%
Gross margin	36.2%	36.3%

Operating expenses	31,000	29,240	6%

Income from operations(1)	$11,769	$10,878	8%

Sensors Segment

Orders	$26,838	$24,852	8%

Revenue	$27,277	$24,681	11%
Cost of sales	12,351	10,203	21%
Gross profit	14,926	14,478	3%
Gross margin	54.7%	58.7%

Operating expenses	9,297	8,928	4%

Income from operations	$5,629	$5,550	1%

Total Company

Orders	$149,642	$130,252	15%

Revenue	$145,471	$135,059	8%
Cost of sales	87,776	80,463	9%
Gross profit	57,695	54,596	6%
Gross margin	39.7%	40.4%

Operating expenses	40,297	38,168	6%

Income from operations(1)	$17,398	$16,428	6%

(1)	Income from operations for the three fiscal months ended June 28, 2014 includes severance and related charges of $1,492 thousand, of which $550 thousand and $942 thousand are reported in Cost of Sales and Operating Expenses, respectively.

MTS News Release

EXHIBIT B

MTS SYSTEMS CORPORATION

Reconciliation of Earnings Per Share Excluding Restructuring Charges to GAAP Measure

For the Three Fiscal Months Ended June 28, 2014

(unaudited - in thousands, except per share data)

Net income	$14,144
Restructuring charge, net of tax impact of $0.4 million	1,082
Additional R&D tax benefits	(2,563)
Net income excluding restructuring charges and R&D tax benefits*	$12,663

Earnings Per Share	$0.92
Earnings Per Share - Impact of restructuring charges	0.07
Earnings Per Share - Impact of additional R&D tax benefits	(0.17)
Earnings per share excluding restructuring charges and R&D tax benefits*	$0.82

* Denotes Non-GAAP financial measure